Exhibit 99.1

Devcon International Corp. Announces Signing of Agreement for Sale of Construction Division

Boca Raton, FL.— March 12, 2007—Devcon International Corp. (NASDAQ: DEVC), a leading regional electronic security services provider, announced today that it had entered into an agreement for the sale of the majority of its construction assets. Donald L. Smith, Jr., Devcon’s former Chairman, is a principal of the buyer. The transaction is structured as a purchase of fixed assets, inventory and Customer Lists of the Construction Division for $5.3 million. Devcon will retain working capital of $6.7 million, including approximately $2.1 million in notes receivable, as of December 31, 2006. As a result of this transaction, Devcon will recognize a Loss from the Sale of Assets in the first quarter of 2007 of approximately $3.0 million, prior to any employee severance and other transaction-related expenses. The transaction is scheduled to close in March 2007, with 10% of the purchase price held back at closing, subject to certain adjustments. This transaction does not include the majority of Devcon’s United States real estate leaseholds.

Rick Rochon, Acting CEO, said, “This is an exciting event for Devcon as we continue to build the Company into a leading regional provider of electronic security services and now primarily a “pure play” security services company. It is also an exciting day for the construction division as we believe that the new owners will provide more opportunities for our construction division associates.”

About Devcon

Devcon has three operating divisions. The Security Division, (http://www.devcon-security.com) which provides electronic security services to commercial and residential customers in selected markets, is the eleventh largest security monitoring and alarm company in the U.S. and the second largest in Florida. The Construction Division dredges harbors, builds marine facilities and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block on St. Maarten in the Netherlands Antilles and on St. Martin in the French West Indies.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Item 1A—Risk Factors” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2005 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

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For More Information: Stan Smith (561) 955-7300 or SSmith@RPCP.com